CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 32 to the registration statement on Form N-1A (the "Registration Statement") of our report dated November 18, 1996, relating to the financial statements and financial highlights appearing in the September 30, 1996 Annual Report to Shareholders of Evergreen Fund and Evergreen Aggressive Growth Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Financial Highlights" in the Prospectus and under the headings "Independent Auditors" and "Financial Statements" in the Statement of Additional Information.

Price Waterhouse LLP
1177 Avenue of the Americas
New York, NY 10036
November 26, 1996



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CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


TAIT, WELLER & BAKER
Philadelphia, Pennsylvania
November 21, 1996